UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2008 (December 11, 2008)

EMCLAIRE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-18464	25-1606091
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

612 Main Street Emlenton, PA 16373
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (724) 867-2311

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)  On December 11, 2008, Emclaire Financial Corp. (the “Company”) and its wholly-owned subsidiary, The Farmers National Bank of Emlenton (the “Bank”), announced a management transition plan.  Effective January 1, 2009, William C. Marsh, the current Treasurer and Chief Financial Officer of the Company and President and Chief Executive Officer of the Bank, will become Chairman, President and Chief Executive Officer of the Company and the Bank, and David L. Cox, the current Chairman, President and Chief Executive Officer of the Company and Chairman of the Bank, will become Vice Chairman of the Company and the Bank.  In addition, Amanda L. Engles, Vice President and Controller of the Bank, will also become Treasurer and Principal Accounting Officer of the Company.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

William C. Marsh, age 42, has been serving as Treasurer and Chief Financial Officer of the Company and President and Chief Executive Officer of the Bank since July 1, 2007.  He previously served as Executive Vice President and Chief Financial Officer of the Company and the Bank from June 2006 through June 2007; Executive Vice President and Chief Financial Officer of Allegheny Valley Bancorp, Inc. and Allegheny Valley Bank of Pittsburgh from February 2006 through June 2006; Chief Financial Officer of InterTECH Security, LLC from March 2005 through February 2006; Senior Vice President and Chief Financial Officer of NSD Bancorp, Inc. and North Side Bank from October 2003 through February 2005; and Senior Vice President and Chief Financial Officer of the Company and the Bank from August 2001 through October 2003. Mr. Marsh is a certified public accountant.

There are no changes to the terms of Mr. Marsh’s compensation arrangements, as described in previous filings with the Securities and Exchange Commission, as result of his promotion.  There are no arrangements or understandings between Mr. Marsh and any other person pursuant to which he was appointed as an executive officer. Mr. Marsh is not related to any other director or executive officer of the Company by blood, marriage or adoption.

Amanda L. Engles, age 30, has been serving as Vice President and Controller of the Bank since October 2007.  She previously served as Accounting Manager of the Bank from December 2006 through October 2007; and Staff Accountant of the Bank from January 2004 through December 2006.

There are no arrangements or understandings between Ms. Engles and any other person pursuant to which she was appointed as an officer. Ms. Engles is not related to any director or executive officer of the Company by blood, marriage or adoption.

The Bank, like many financial institutions, has followed a written policy of granting various types of loans to officers, directors, and employees and under such policy grants a discount of 100 basis points on loans extended to all employees, including executive officers. Ms. Engles has a residential mortgage loan that was originated by the Bank in April 2008 pursuant to this policy in the amount of $126,504 at a fixed interest rate of 5.00%.  As of the date of this Current Report on Form 8-K, the current balance of the loan is $123,914 and the principal and interest paid on the loan to date are $2,590 and $4,084, respectively.  With the exception of the interest rate reduction due to Ms. Engles employment with the Bank, the loan was made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with the Bank’s other customers, and does not involve more than the normal risk of collectability nor present other unfavorable features.

(e)  On December 11, 2008, the Human Resources Committee of the Board of Directors unanimously adopted The Farmers National Bank of Emlenton Deferred Compensation Plan (the “Plan”), effective as of December 11, 2008, and named David L. Cox as the sole participant in such Plan.  The purpose of the Plan is to promote the continued success of the Company by providing to David Cox a deferred benefit in recognition of his 35 years of service as an executive officer of the Company and the Bank.  The Company intends for the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and to be an unfunded, unsecured promise to pay on the part of the Company.  For purposes of the Employment Retirement Income Security Act of 1974 (“ERISA”), the Company intends the Plan to be an unfunded plan solely for the benefit of the participant for the purpose of qualifying the Plan for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Pursuant to the Plan, the Company will pay to Mr. Cox an aggregate amount of $450,000 in three installments in December 2008, January 2009 and January 2010.  Such amounts will be paid to Mr. Cox or his beneficiary in cash without regard to Mr. Cox’s continued employment with the Company.

In addition, the Company will provide Mr. Cox with health insurance through age 66 and has purchased a life insurance policy in an amount equal to 1.5 times his current salary of $173,000.

In connection with entering into the Plan and as a result of the transition of Mr. Cox to a part-time employee, the Company, the Bank and Mr. Cox have mutually agreed to terminate the employment agreement dated July 1, 2007 between the Company, the Bank and Mr. Cox.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
99.1	Press release of Emclaire Financial Corp., dated December 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCLAIRE FINANCIAL CORP.

Date:	December 15, 2008

		By:	/s/ David L. Cox
David L. Cox
Chairman of the Board, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press release of Emclaire Financial Corp., dated December 11, 2008.